EXHIBIT 15.1

Eckerd Corporation
Largo, Florida

Ladies and Gentleman:

RE: Registration Statement on Form S-3 (No. 33-50223)

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated September 8, 1997 related to our review of interim financial information, which report was included in the Form 10-Q of Eckerd Corporation for the thirteen and twenty-five weeks ended July 26, 1997 .

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                                               /s/ KPMG PEAT MARWICK LLP
Tampa, Florida
September 8, 1997